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                                                                   EXHIBIT 99.11

                                   HYNEX LTD

                                                         Allotment Letter No. __

Investec Clali - Trust Company Ltd.
29 Yavne St.
Tel Aviv



Dear Sirs,

                           Re: OPTION ALLOTMENT LETTER

Pursuant to a resolution of the board of directors of Hynex Ltd (hereinafter referred to as "the Company") dated January 19th, 2000 and subject to the terms and conditions set forth in the said resolution and the income tax rules, the Company is hereby allotting to you, on trust, ________ option warrants exercisable into ordinary shares of NIS 0.01 nv each for Mr/Mrs _______, and subject to the 2000 employees' option plan of the Company.

The exercise price of each option is $4 by option.

The options can be converted to shares subject to the following vesting periods:

Number of options                                 Vesting period
50%                                                 23.09.2002
25% additional                                      23.09.2003
25% remains                                         23.09.2004


Kindly safeguard this letter as a document of great value and acknowledge receipt thereof by signing the copy.

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                                                                ---------
Hynex Ltd                                                          Date

We acknowledge receipt of this letter

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Investec Clali - Trust Company Ltd.